EXHIBIT 4.1

                            NEVADA HEALTH SCAN, INC.
                            (A DELAWARE CORPORATION)

                             "A" WARRANT CERTIFICATE

WARRANT NUMBER _______                        NUMBER OF WARRANTS: ______________

      CLASS"A" WARRANT CERTIFICATE FOR THE PURCHASE OF SHARES OF THE COMMON STOCK OF NEVADA HEALTH SCAN, INC. THESE SECURITIES WERE ISSUED EXEMPT FROM
          REGISTRATION UNDER TITLE 11, SECTION 1145, OF THE U.S. CODE.

     FOR VALUE RECEIVED, Nevada Health Scan, Inc. (the "Company"), a Delaware corporation, hereby certifies that _________________________________ the registered holder hereof, or registered assigns, (the "Holder") subject to the terms and conditions hereinafter set forth, and at any time during the period beginning on the date hereof and ending on January 4, 2014, is entitled to:

1. Purchase shares of the Common Stock of the Company for each of the within Warrants exercised at a price of $1.00 per share of such Common Stock (the "Warrant Price") or

2. Purchase shares of the Common Stock of the Company for each of the within Warrants exercised at such price as may be determined by vote of the Board of Directors, provided that such price is not higher than $1.00 per share of such Common Stock.

3. Convert these Warrants, in whole or in part, into that number of shares of Common Stock of the Company determined by dividing (a) the aggregate fair market value, as of the date of conversion, of the shares of Common Stock of the Company which would be issuable upon exercise of the Warrants to be converted minus the aggregate Warrant Price of the shares of Common Stock of the Company which would be issuable upon exercise of the Warrants by (b) the said fair market value of one share of the Common Stock of the Company. For the purposes of conversion of these Warrants, fair market value shall be the value determined in accordance with the following provisions:

     a. If the Common Stock of the Company is not at the time listed or admitted on any stock exchange but is traded on the Nasdaq National Market System or SmallCap Market or is quoted on the OTC Bulletin Board, the fair market value shall be the closing selling price per share of such common stock on the date in question, as such price is reported by the National Association of Securities Dealers through, in order of preference, the Nasdaq National Market System, the SmallCap Market, or the OTC Bulletin Board, or any successor system. If there is not a closing selling price for such common stock on the date in question, then the fair market value shall be the closing selling price on the last preceding date for which such a quotation exists.

     b. If the common stock is at the time listed or admitted to trading on any stock exchange, the fair market value shall be the closing selling price per share of such common stock on the date in question on the stock exchange determined by the Board of Directors of the Company to be the primary market for such common stock, as such price is officially quoted in the composite tape of transactions on the exchange. If there is no closing selling price for such common stock on the date in question then the fair market value shall be the closing selling price on the last preceding date for which such a quotation exists.

     c. If the common stock is at the time neither listed nor admitted to trading on any exchange nor traded on the Nasdaq National Market System nor the SmallCap Market, nor traded on the OTC Bulletin board, then such fair market value shall be determined by the Board of Directors of the Company after taking into account such factors as the Board of Directors of the Company shall deem appropriate.

4. Upon exercise or conversion of these Warrants, the registered Holder hereof shall surrender to the stock transfer agent of the Company this Warrant Certificate together with a letter identifying the number of warrant shares being exercised or converted, the address to which the share certificate should be sent, and a certified check or bank draft payable to the order of the Company.

5. In the case of exercise or conversion of the Warrants, no fractional shares of the Common Stock of the Company shall be issued.

6. The Company covenants and agrees that shares of Common Stock which may be delivered upon the exercise or conversion of this Warrant will, upon delivery, be free from all taxes, liens and charges with respect to the purchase thereof hereunder.

7. This Warrant shall not be exercised or converted by Holder in any state where such exercise or conversion would be unlawful.

8. The Company agrees at all times to reserve or hold available a sufficient number of shares of its Common Stock to cover the number of shares issuable upon the exercise or conversion of this and all other Warrants of like tenor then outstanding.

9. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein set forth, and no dividend shall be payable or accrue in respect of this Warrant or the interest represented hereby, or the shares which may be acquired hereunder, until or unless, and except to the extent that this Warrant shall be exercised or converted, and the Common Stock which may be acquired upon exercise or conversion thereof shall become deliverable.

10.  The Warrants are not redeemable nor cancellable by the Company.

11. This Warrant is exchangeable upon the surrender hereof by the Holder to the Company for new Warrants of like tenor and date representing in the aggregate the right to acquire the number of shares which, may be acquired hereunder, each of such new Warrants to represent the right to acquire such number of shares as may be designated by the registered Holder at the time of such surrender.

12. The Company may deem and treat the Holder at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

13. Notwithstanding any other provision governing the Warrants, if as of the date of exercise, the Company has registered its Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended, the Holder may not exercise these Warrants to the extent that immediately following such exercise the Holder would beneficially own more than 4.99% of the outstanding Common Stock of the Company. For this purpose, a representation of the Holder that following such exercise it would not beneficially own more than 4.99% of the outstanding Common Stock of the Company shall be conclusive and binding upon the Company.

14. The number of shares of Common Stock which may be acquired upon exercise or conversion of these Warrants and the Warrant Price shall be subject to adjustment from time to time as follows:

     a. If the Company shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of Common Stock to its stockholders, the number of shares of Common Stock which may be acquired upon exercise of this Warrant immediately prior to such subdivision shall be proportionately increased in each instance, and if the Company shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof the number of shares of Common Stock which may be acquired upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased in each instance.

     b. If the Company shall distribute to all of the holders of its shares of Common Stock any security (except as provided in the preceding paragraph) or other assets (other than a distribution made as a dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company), the Board of Directors shall be required to make such equitable adjustment in the Warrant Price in effect immediately prior to the record date of such distribution as may be necessary to preserve to the Holder of this Warrant rights substantially proportionate to those enjoyed hereunder by such Holder immediately prior to the happening of such distribution. Any such adjustment shall become effective as of the day following the record date for such distribution.

     c. Whenever the number of shares of Common Stock which may be acquired upon the exercise of this Warrant is required to be adjusted as provided herein, the Warrant Price shall be adjusted (to the nearest cent) in each instance by multiplying such Warrant Price immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares of Common Stock which may be acquired hereunder upon the exercise of the Warrants immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock which may be acquired hereunder immediately thereafter.

     d. In case of any reclassification of the outstanding shares of Common Stock, other than a change covered by paragraph (14a) above or which solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other that a consolidation merger in which the Company is the continuing corporation and which does not result in any reclassification or capital reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expirations of the respective rights of exercise of the Warrant) to receive upon the exercise thereof using the same aggregate Warrant Price applicable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger or consolidation, or upon the dissolution following any sale or other transfer, which a holder of the number of shares of Common Stock of the Company would obtain upon exercise of the Warrants immediately prior to such event; and if any classification also results in a change in shares of Common Stock covered by paragraph (14a) above, then such adjustment shall be made pursuant to both paragraph (14a) above and this paragraph (14d). The provisions of this paragraph (14d) shall similarly apply to successive reclassifications, or capital reorganizations, mergers or consolidations, sales or other transfers.

     e. In case of the dissolution, liquidation or winding-up of the Company, all rights under any of the Warrants not theretofore exercised nor converted nor expired by their terms shall terminate on a date fixed by the Company, such date so fixed to be not earlier than the date of the commencement of the proceedings for such dissolution, liquidation or winding-up and not later than thirty (30) days after such commencement date. Notice of the termination of purchase rights shall be given to the registered Holder of this Warrant as the same shall appear on the books of the Company, by certified or registered mail at least thirty (30) days prior to such termination date.

     f. In case the Company shall, at any time prior to the Expiration Date of the Warrants, and prior to the exercise or conversion thereof, offer to the holders of its Common Stock any right to subscribe for additional shares of any class of the Company, then the Company shall give written notice thereof to the registered Holder of this Warrant not less than thirty (30) days prior to the date on which the books of the Company are closed or a record date fixed for the determination of stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or record date be fixed with respect to such offer or subscription, and the right of the registered Holders hereof to participate in such offer or subscription shall terminate if this Warrant shall not be exercised or converted on or before the date of such closing of the books or such record date.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer effective this day, ______________________.



                                                  By ___________________________
                                                  Its Secretary